Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 2, 2006

Registration Statement No. 333-131764

3,500,000 Shares

LUNA INNOVATIONS INCORPORATED

Common Stock

On June 2, 2006, Luna Innovations Incorporated filed amendment nos. 7 and 8 to its registration statement on form S-1 (registration number 333-131764) to update certain disclosures that had been provided in its preliminary prospectus dated May 31, 2006. The following summarizes certain terms of the disclosure in the preliminary prospectus included in amendment nos. 7 and 8 to the registration statement that updates the disclosure in the preliminary prospectus dated May 31, 2006. References to “we,” “us,” “our” and “our company” are used in the manner described in the preliminary prospectus included in amendment nos. 7 and 8 to the registration statement dated June 2, 2006.

Issuer

Luna Innovations Incorporated

Common stock offered by us

We are offering 3,500,000 shares of our common stock, as stated in our preliminary prospectus included in amendment nos. 7 and 8 to the registration statement dated June 2, 2006. This represents a decrease from an offering of 4,000,000 shares, as stated in our preliminary prospectus dated May 31, 2006.

Common stock outstanding after this offering

9,734,325 shares

Estimated price range for offering of common stock

The proposed initial public offering price range is $6.00 to $8.00 per share, as stated in our preliminary prospectus included in amendment no. 6 to the registration statement dated May 31, 2006. This range represents a decrease from a price range of $11.00 to $13.00 per share, as stated in our preliminary prospectus dated May 9, 2006.

Correction to over-allotment option

In addition, we have granted our underwriters the right to purchase up to additional 525,000 shares from us at the initial public offering price less underwriting discount to cover any over-allotments.

To review a filed copy of our current registration statement, click on the following link:

http://www.sec.gov/cgi-bin/browse-

edgar?company=Luna+Innovations&CIK=&f ilenum=&State=&SIC=&owner=include&action=getcompany

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 415-249-2900.